Exhibit 10.2

SUMMARY OF PROPOSED TERMS AND CONDITIONS

FOR DIP FINANCING AND USE OF CASH COLLATERAL

View Inc. et al.,

as Debtors and Debtors-in-Possession

April 2, 2024

The terms and conditions summarized below are intended as a summary outline of a proposed financing commitment which is conditioned in all respects upon completion of due diligence, negotiation of definitive documentation and final credit approval and do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation. No DIP Lender (as defined herein) is under any obligation to make a loan or make any commitment to lend and any such commitment would be subject to, among other conditions, such DIP Lender obtaining any necessary final credit authorizations and approvals and negotiation and execution of definitive documentation in form and substance satisfactory to such DIP Lender. This document is delivered to you with the understanding that neither it nor its substance shall be disclosed to any third party. Any provision of financial accommodations under such debtor-in-possession credit facility shall be further subject to the terms and conditions, and Bankruptcy Court approval, set forth below.

Capitalized terms used in this term sheet (this “DIP Term Sheet”) and not otherwise defined shall have the meaning given to such terms in the Credit Agreement, dated as of October 16, 2023 (as amended, supplemented, and otherwise modified from time to time, the “Prepetition Credit Agreement”), among the Borrower (as defined below), the Prepetition Term Loan Lenders (as defined below) and the Prepetition Term Loan Agent (as defined below).

Borrower:	View, Inc., as debtor and debtor in possession (the “Borrower”) under title 11 of chapter 11 of the United States Code (the “Bankruptcy Code”) in the jointly administered cases of Borrower and certain of its affiliates (collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Guarantors:	All obligations under the DIP Facility (as defined below) and the other DIP Facility Documentation (as defined below) will be unconditionally guaranteed (the “Guarantee”) by the Borrower and each subsidiary of the Borrower that is a debtor-in-possession under the Bankruptcy Code, including each subsidiary of the Borrower which is a Guarantor as such term is defined in the Prepetition Credit Agreement as of the Petition Date (as defined below) (such parties, collectively, the “Guarantors” and, together with the Borrower, the “Debtors”, which have been identified on Schedule 1 hereto).

Prepetition Term Loan Agent:	Cantor Fitzgerald Securities, in its capacity as Administrative Agent under the Prepetition Credit Agreement (the “Prepetition Term Loan Agent”) and related prepetition loan documents (collectively, the “Prepetition Loan Documents” and the term loan evidenced thereby, the “Prepetition Term Loan”).

Prepetition Term Loan Lenders:	Those lenders who are parties to the Prepetition Credit Agreement as of the Petition Date (the “Prepetition Term Loan Lenders”).

DIP Agent:	Cantor Fitzgerald Securities, in its capacity as Administrative Agent under the DIP Facility (the “DIP Agent”).

DIP Lenders:	Those Prepetition Term Loan Lenders who elect to participate in the DIP Facility (the “Electing Lenders”); RXR FP Investor LP (“RXR FP Investor”), RXR FP Investor II LP (“RXR FP Investor II”), RXR FP Investor III LP (“RXR FP Investor III”), RXR FP Investor IV LP (“RXR FP Investor IV”), RXR FP GP LLC (“RXR” and, together with RXR FP Investor, RXR FP Investor II, RXR FP Investor III and RXR FP Investor IV and/or any of their foregoing direct or indirect investors, the “RXR Lender”); and CF Principal Investments, LLC or CFV Investments, LLC, and/or any Affiliates thereof (the “CF Lender”, together with the Electing Lenders and the RXR Lender, the “DIP Lenders”), including pursuant to the respective commitments set forth on Schedule 2 hereto.

Required DIP Lenders:	CF Lender and RXR (the “Required DIP Lenders”).

Petition Date:	The date the Debtors file their Chapter 11 petitions (the “Petition Date”).

DIP Facility:

The DIP Lenders will provide to the Debtors a priming, senior secured, super-priority debtor-in-possession credit facility (the “DIP Facility”) consisting of a delayed draw term loan facility in the aggregate maximum principal amount of up to $17.5 million (the “DIP Facility Commitment,” and the amounts borrowed under the DIP Facility, the “DIP Facility Loans”).

The delayed draw term loan facility will be made available in two (2) draws over the term of the DIP Facility.

An initial maximum aggregate amount of up to $10.0 million (the “Initial Advance”) shall be made available to the Borrower to meet the Debtors’ cash expenditures following entry of the Interim Order (defined below) to meet the Debtors’ cash requirements pending the Final Hearing and as needed to maintain a minimum cash balance of $7.5 million. The balance of the DIP Facility will be available upon and after entry of the Final Order (defined below) (such advance, the “Subsequent Advance” and together with the Initial Advance, the collectively the “Advances”. Pending the entry of the Final Order, the DIP Agent and the DIP Lenders shall be afforded all of the protections contained herein and in the Interim Order.

The DIP Facility Documentation[1] shall (a) contain customary terms for debtor-in-possession financing transactions of this type, including, without limitation, those terms set forth in this DIP Term Sheet and (b) shall be acceptable in form and substance to the Required DIP Lenders in all respects and subject to the consent rights set forth in the Restructuring Support Agreement.[2]

Use of Proceeds:	The DIP Facility may be used only for (i) post-petition working capital purposes of the Debtors, (ii) current interest and fees under the DIP Facility, (iii) the payment of adequate protection payments to the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders, including fees payable under the Prepetition Credit Agreement, (iv) the allowed administrative costs and expenses of the Chapter 11 Cases, and (v) as otherwise agreed, in each case, solely in accordance with the Approved Budget (subject to the Variance Limit) and the Financing Orders (each as defined below) incorporating the terms hereof.

DIP Facility Interest Rate and Fees:

The DIP Facility shall accrue interest at a rate per annum equal to Term SOFR (as defined in the Prepetition Agreement) plus 7.50% which shall be payable monthly in cash; provided that at the Debtors’ option, interest may paid-in-kind and shall accrue and be added to the principal balance on a monthly basis at an interest rate per annum equal to Term SOFR (as defined in the Prepetition Agreement) plus 14.00%; with a default interest rate of 2.0%.

The DIP Facility shall provide for a (i) closing fee of 3.00% payable in cash on the date of the closing of the DIP Facility to the DIP Lenders based on the DIP Facility Commitment (ii) a commitment fee in an amount equal to 2.00% per annum of the undrawn amount of the DIP Facility Commitments, payable on a monthly basis in cash.

[1]

“DIP Facility Documentation” means, collectively, this DIP Term Sheet, the Financing Orders, the DIP Facility Loans, and the other DIP Documents (if any), and other documents required or requested by the Required DIP Lenders to be executed or delivered by or in connection with the DIP Facility, each of which shall be acceptable in form and substance to the Required DIP Lenders.

[2]

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of the date hereof, by and among the Company Parties and the Consenting Stakeholders thereto, to which this term sheet is attached as Exhibit D.

Priority and Security:	Subject to the Carve-Out, all obligations of the Debtors under the DIP Facility (the “DIP Obligations”) shall be:

i.   entitled to super-priority claim status under section 364(c)(1) of the Bankruptcy Code with priority over all administrative expense claims and unsecured claims now existing or hereafter arising under the Bankruptcy Code, including, without limitation, the prepetition claims and adequate protection claims of the Prepetition Term Loan Agent on behalf of the Prepetition Term Loan Lenders. The super-priority claims of the DIP Lenders may be repaid from any cash of the Debtors, including without limitation, Cash Collateral and the proceeds of any Avoidance Action (as defined below), and property received or recovered thereby (the “Avoidance Action Proceeds”);

ii.  secured, pursuant to section 364(c)(2) of the Bankruptcy Code, by a first priority, perfected lien on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were unencumbered (and do not become perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code);

iii.   secured, pursuant to section 364(c)(3) of the Bankruptcy Code, by a junior priority, perfected lien on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were subject to a lien permitted under the terms of the Prepetition Credit Agreement that was perfected prior to the Petition Date or is perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (other than the Liens securing the obligations under the Prepetition Credit Agreement), which liens are addressed in (iv) below); and

iv.   secured, pursuant to section 364(d)(1) of the Bankruptcy Code, by valid, enforceable, priming first priority, fully perfected security interests in and liens upon all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date and all of the Debtors’ rights in property acquired post-petition (and proceeds thereof), whether now existing or hereafter acquired or arising that secure the obligations under the Prepetition Credit Agreement (such lien, together with the liens described in clauses (ii) and (iii) above, the “DIP Liens” and the collateral described in clauses (ii)–(iv) above, collectively, the “DIP Collateral”).

DIP Collateral shall also include any and all rents, issues, products, offspring, proceeds and profits generated by any item of DIP Collateral, without the necessity of any further action of any kind or nature by the DIP Agent or the DIP Lenders in order to claim or perfect such rents, issues, products, offspring, proceeds and/or profits.

The DIP Liens shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code, (ii) any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of the Debtors, or (iii) any intercompany or affiliate liens of the Debtors.

The DIP Liens will automatically attach to the DIP Collateral and become valid and perfected immediately upon entry of the Interim Order without the requirement of any further action by the DIP Agent or the DIP Lenders.

Use of Cash Collateral:

All cash and cash equivalents of the Debtors, whenever or wherever acquired, and the proceeds of all collateral pledged to the DIP Agent constitute cash collateral, as contemplated by section 363 of the Bankruptcy Code (“Cash Collateral”).

Cash Collateral may be used only for (i) working capital purposes of the Debtors, (ii) interest and fees under the DIP Facility, (iii) payment of adequate protection payments to the Prepetition Term Loan Agent and Prepetition Term Loan Lenders, and (iv) the allowed costs and expenses of the Chapter 11 Cases, in each case, solely in accordance with the Approved Budget and the Financing Orders incorporating the terms hereof (subject to the Variance Limit).

Conditions Precedent

The closing of the DIP Facility, each Advance and the Debtors’ right to use Cash Collateral pursuant to the terms hereof, will be subject to the satisfaction of the following conditions precedent (including, without limitation, those conditions precedent set forth in the section entitled “Conditions Precedent to All Advances”):

i.   satisfactory completion of legal and collateral due diligence and transaction structuring, including due diligence concerning the Chapter 11 Cases and the receipt of all required court approvals of the DIP Facility and any other motions of the Debtors of concern to the Required DIP Lenders;

ii.  the RSA shall remain in full force and effect;

iii.   the DIP Agent shall have received executed counterparts to the DIP Facility Documentation from each DIP Lender;

iv.   no later than three (3) days prior to the Petition Date, the Required DIP Lenders shall have received a cash forecast for the period from the Petition Date through the Scheduled Maturity Date (as defined below) setting forth projected cash flows and disbursements, to be in form, scope and substance acceptable to the Required DIP Lenders (the “Initial Approved Budget”);

v.  the Debtors shall have provided the DIP Lenders with a copy of the “first day” motions, including the cash management motion, and proposed orders to be filed with the Bankruptcy Court in connection with the commencement of the Chapter 11 Cases;

vi.   orders approving all “first day” motions shall have been entered by the Bankruptcy Court, and, in the case of any “first day” motions and orders that affect the rights or duties of the DIP Agent or DIP Lenders (including without limitation the cash management order), shall be in form and substance acceptable to the Required DIP Lenders;

vii.  other than as set forth in the RSA, the Debtors shall not have executed, entered into or otherwise committed to any plan or restructuring support agreement or any other agreement or understanding concerning the terms of a chapter 11 plan or other exit strategy without the consent of the Required DIP Lenders;

viii.  an interim debtor-in-possession financing order, substantially on the terms contemplated in this DIP Term Sheet and otherwise in form and substance acceptable to the Required DIP Lenders (the “Interim Order”), shall have been entered by the Bankruptcy Court within three (3) days following the Petition Date and shall not have been stayed, modified or appealed without prior written consent of the Required DIP Lenders. For the avoidance of doubt, the DIP Facility (as defined herein) shall include all terms set forth in the proposed Interim Order attached to the Restructuring Support Agreement, including, but not limited to those concerning collateral, lien and claim priority, adequate protection, and releases. In the event of a conflict between this DIP Term Sheet and any of the Financing Orders (as defined below), the Financing Orders shall control.

ix.   the representations and warranties of the Debtors contained in the section entitled “Representations and Warranties” shall be true and correct as described therein;

x.  except as disclosed to DIP Lenders in writing, since the date of the Interim Order, there shall have been no Material Adverse Effect[3];

xi.   reimbursement in full in cash of the reasonable and documented fees and expenses of the DIP Agent, DIP Lender, and, solely to the extent provided for in the Prepetition Credit Agreement, Prepetition Term Loan Agent and Prepetition Term Loan Lenders.

xii.  the DIP Agent shall have received (for distribution to the DIP Lenders), by at least five (5) business days prior to the Closing Date “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, beneficial ownership and other similar information that may be required by any DIP Lender; and

xiii.  there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened (other than the Chapter 11 Cases) in any court or before any governmental authority that, in the discretion of the Required DIP Lenders, materially and adversely affects any of the transactions contemplated hereby, or that has or could be reasonably likely to result in a Material Adverse Effect.

Modifications of the Interim Order shall require approval of the Required DIP Lenders in their sole discretion.

Conditions Precedent to All Advances

The obligation of each DIP Lender to make any Advance, including the availability of any Subsequent Advance and any further availability of the balance of the DIP Facility, will be subject to the satisfaction of each of the following conditions precedent, on and as of the date of each such Advance:

i.    (a) with respect to the Initial Advance, the Interim Order shall have been entered and shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay and (b) with respect to any Subsequent Advance, a final debtor-in-possession financing/use of cash collateral order, substantially on the terms contemplated by this DIP Term Sheet and in form and substance acceptable to the Required DIP Lenders (the “Final Order” and, together with the Interim Order, collectively, the “Financing Orders”) shall have been entered within three (3) business days following the Petition Date, and shall not have been vacated or reversed, and shall not be subject to any stay. Notwithstanding anything to the contrary contained herein, funding of the Initial Advance shall be subject to entry of the Interim Order and funding of any Subsequent Advance shall be subject to the entry of the Final Order, which shall not have been vacated, reversed or stayed, appealed (and for which the appeal period has expired or has been waived), or modified or amended without the prior written consent of the Required DIP Lender;

[3]

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of the Debtors and their Subsidiaries, taken as a whole, (b) the rights and remedies of the DIP Agent under the DIP Facility Documentation or (c) the ability of any Debtor to perform its obligations under the applicable DIP Facility Documentation.

ii.   the RSA shall remain in full force and effect;

iii.   the DIP Agent shall have received a duly executed notice of borrowing;

iv.   no later than three (3) calendar days prior to the Petition Date, the DIP Agent and the Required DIP Lenders shall have received a cash forecast for the period from the Petition Date through the Scheduled Maturity Date (as defined below) setting forth projected cash flows and disbursements, to be in form, scope and substance acceptable to the Required DIP Lenders (the “Initial Approved Budget”);

v.   other than as set forth in the RSA, the Debtors shall not have executed, entered into or otherwise committed to any plan or restructuring support agreement or any other agreement or understanding concerning the terms of a chapter 11 plan or other exit strategy without the consent of the Required DIP Lenders;

vi.   except as disclosed the DIP Lenders in writing, since the date of the Interim Order, there shall have been no Material Adverse Effect;

vii.  reimbursement in full in cash of the DIP Agent’s and DIP Lenders’ reasonable and documented fees and expenses;

viii.   there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened (other than the Chapter 11 Cases) in any court or before any governmental authority that, in the reasonable opinion of the Required DIP Lenders, materially and adversely affects any of the transactions contemplated hereby, or that has or could be reasonably likely to result in a Material Adverse Effect;

ix.   the Debtors shall be in compliance with the Milestones and the Financing Orders, as applicable;

x.   such other customary deliverables as the Required DIP Lenders may reasonably require, including, but not limited to, related security agreement(s) and guarantees, security documents, and other agreements, instruments and documents, if any, in each case if reasonably requested by the Required DIP Lenders (collectively, the “DIP Documents”) shall have been executed and delivered by the Debtors to the DIP Agent and the DIP Lenders, in form and substance acceptable to the Required DIP Lenders;

xi.   the Debtors shall have provided a certificate confirming that all of the representations and warranties of the Debtors in this DIP Term Sheet or the DIP Facility Documentation, as applicable, remain true and correct, unless otherwise agreed by the Required DIP Lenders;

xii.  all security and collateral documents (as necessary and to be mutually agreed) evidencing or perfecting the DIP Agent liens and security interests on the DIP Collateral (in each case for the benefit of the DIP Lenders) shall be executed in form and substance reasonably acceptable to the Required DIP Lenders; and

xiii.   there shall be no defaults or Events of Default under this DIP Term Sheet or the DIP Facility Documentation, as applicable, or any defaults or Events of Default shall have been waived by the Required DIP Lenders or cured pursuant to the terms thereof.

Modifications of the Financing Orders shall require approval of the Required DIP Lenders in their sole discretion.

Representations and Warranties:

Each of the Debtors under the DIP Facility Documentation will make each of the representations and warranties set forth in Article III of the Prepetition Credit Agreement (other than Sections 3.12, 3.14 and 3.19 thereof), as applied in all respects to this DIP Term Sheet and the DIP Facility mutatis mutandis (including, without limitation, that (x) any reference to the “Loan Documents” in the provisions of Article III and in any underlying defined terms shall be deemed a reference to the DIP Facility Documentation, (y) any reference to “Loans” in the provisions of Article III and in any underlying defined terms shall be deemed a reference to DIP Facility Loans and (z) the Cases shall be deemed excluded from the representations and warranties set forth in Section 3.06(a)) shall be true and correct in all material respects; provided that (i) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the date of the Interim Order and (ii) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects), and the representations and warranties set forth below:

i.   orders of the Bankruptcy Court (including the Financing Orders) related to the financing contemplated by the DIP Facility remain in full force effect and effect and have not been vacated, stayed, reversed, modified or amended without the prior written consent of the Required DIP Lenders;

ii.  there are no defaults under (a) material agreements arising after the Petition Date, or (b) any executory contract or unexpired lease assumed pursuant to the Bankruptcy Code, in each case, that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

iii.   the Debtors have not failed to disclose any material assumptions with respect to the Initial Approved Budget and, as of the Closing Date, affirm the reasonableness of the assumptions in the Initial Approved Budget in all material respects, subject to customary qualifiers.

Milestones:

Each of the Debtors will agree to comply with the following deadlines (each of which may be extended with the prior written consent of the Required DIP Lenders (email shall be sufficient) without further order of the Bankruptcy Court) (collectively, the “Milestones”):

i.   The Debtors shall file the Prepackaged Plan and Disclosure Statement in accordance with the RSA in form and substance acceptable to the Required DIP Lenders, in each case on the Petition Date;

ii.  the Debtors shall have filed a motion for approval of the Disclosure Statement on the Petition Date;

iii.   the Bankruptcy Court shall have entered the Interim Order by the date that is no later than three days after the Petition Date;

iv.   the Bankruptcy Court shall have entered the Final Order by the date that is no later than 35 days after the Petition Date;

v.  the Disclosure Statement shall be approved by the Bankruptcy Court by the date that is no later than 45 days after the Petition Date;

vi.   the Bankruptcy Court shall have entered an order confirming the Prepackaged Plan by the date that is no later than 45 days after the Petition Date; and

vii.  the effective date of the Prepackaged Plan shall have occurred by the date that is no later than 60 days after the Petition Date.

Mandatory Prepayments:	The following mandatory prepayments will be required to be made toward the DIP Facility within three (3) Business Days of receipt by any Debtor: (i) 100% of any net cash proceeds received from the incurrence or issuance of any indebtedness or equity by any Debtor; provided that no Debtor shall incur or issue any additional postpetition super-priority indebtedness or liens without the prior written consent of the Required DIP Lenders; (ii) 100% of the net cash proceeds received from any non-ordinary course asset sale or disposition; (iii) 100% of any cash proceeds received (a) under any insurance policy on account of damage or destruction of any assets or property of any Debtor and/or (b) due to any taking or condemnation of any assets or property; or (iv) 100% of any cash received by or paid to or for the account of any Debtor not in the ordinary course of business, including but not limited to tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments.

Reporting and Information:

The Financing Orders and DIP Facility Documentation will contain the reporting and information covenants made by the Debtors under the Prepetition Credit Agreement and the other Prepetition Loan Documents, as applied in all respects to this DIP Term Sheet and the DIP Facility mutatis mutandis, and the Debtors shall also provide to the DIP Agent and the Required DIP Lenders the information and documentation set forth below:

(i) within forty-five (45) days of month end, unaudited monthly balance sheet and income statement together with a compliance certificate; and

(ii) any other business or financial information which may be reasonably requested by the DIP Agent and/or the Required DIP Lenders;

(iii) Variance Reports (as defined below); and

(iv) (a) copies of any motions to be filed by or on behalf of any Debtor in the Chapter 11 Cases at least five (5) business days prior to such filing (or, if not practicable, as soon as reasonably practicable), (b) all notices required to be given to all parties specified in any DIP Order; and (c) such other customary information (including access to the Debtors’ books, records, personnel and advisors) as the DIP Agent and/or the Required DIP Lenders may reasonably request.

Budget; Variance Covenant; Other Financial Covenants:

No later than the date of Closing, the Debtors shall prepare for the DIP Lenders’ and DIP Agent’s review and the Required DIP Lenders’ consent (in their sole discretion) an updated thirteen-week (13-week) detailed cash projection, which shall be thereafter updated, as necessary, but shall not be updated less than once every four (4) weeks (each, a “Proposed Budget”). Upon the Debtors’ receipt of the Required DIP Lenders’ consent to a Proposed Budget, which approval shall be in the Required DIP Lenders’ sole discretion (and may be withheld for any reason), such budget shall become an “Approved Budget” and shall replace the then-operative Approved Budget for all purposes. The Initial Approved Budget shall be the Approved Budget until such time as a new Proposed Budget is approved, following which such approved Proposed Budget shall constitute the Approved Budget until a subsequent Proposed Budget is approved. The Debtors shall operate in accordance with the Approved Budget and all disbursements shall be consistent with the provisions of the Approved Budget (subject to the Variance Limit). The Debtors may submit additional Proposed Budgets to the DIP Agent and the Required DIP Lenders, but until the Required DIP Lenders consent to such Proposed Budget, it shall not become an Approved Budget and the Debtors shall continue to comply with the then-operative Approved Budget.

No later than 4:00 p.m. Eastern Time on the first Friday following the initial (4)-week anniversary of the Petition Date (“Initial Variance Report Date”), the Debtors shall provide to the DIP Lenders, the DIP Agent, and the Prepetition Term Loan Agent, for the period beginning on the Petition Date and ending on the week prior to the 4-week anniversary of the Petition Date, (“Initial Testing Period”) a report (the “Variance Report”) detailing (i) aggregate receipts on a combined basis during the testing period, (ii) capital expenditures on a combined basis during the testing period; and (iii) all other operating disbursements (excluding capital expenditures and administrative costs of the Chapter 11 Cases) during the testing period and (iv) disbursements for Debtors’ administrative expenses of the Chapter 11 cases including professionals’ fees and (v) any variance (whether positive or negative, expressed as a percentage) between the receipts and disbursements made during testing period and the corresponding amounts as set forth in the applicable Approved Budget.

After the Initial Testing Period, beginning on the second Friday following the Initial Variance Report Date (“Bi-weekly Testing Date’), Debtor shall provide a Variance Report for the 2-week period ending the week preceding the Bi-weekly Testing Date.

The Debtors shall comply with the following (collectively, the “Variance Covenant”):

For both the Initial Variance Report Date and subsequent Bi-weekly Testing Dates, the Debtors shall not allow: (i) receipts received during the testing period, less the sum of (ii) capital expenditures on a combined basis since the Petition Date; and (iii) all other operating disbursements (excluding capital expenditures and administrative costs of the Chapter 11 Cases) since the Petition Date (the “Cumulative Net Operating Cash Flow”) to be less than 105% of the sum of the estimated (i) cumulative receipts on a combined basis during the testing period, less the sum of (ii) capital expenditures on a combined basis during the testing period and (iii) all other operating disbursements (excluding capital expenditures,) during the testing period (such limitation, the “Variance Limit”); provided that any variances greater than the limits set forth above shall require advance approval from the Required DIP Lenders; provided, further, that the Required DIP Lenders shall consider in good faith weekly variances resulting from changes in the timing of particular receipts or disbursements and, in such cases, approval of such variances shall not be unreasonably withheld (solely to the extent the Approved Budget is not exceeded on a cumulative basis). Additional variances, if any, from the Approved Budget, and any proposed changes to the Approved Budget, shall be subject to the Required DIP Lenders’ reasonable approval. For the avoidance of doubt, any reference to “written consent” hereunder shall include consent granted by email.

Affirmative Covenants:

The Debtors shall perform (i) the affirmative covenants set forth in Article V of the Prepetition Credit Agreement other than Sections 5.01(j), 5.14, 5.15 and 5.17 in each case, as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis; provided, that (X) the quarterly financial statements required by Section 5.01(a) of the Prepetition Credit Agreement shall be due within 60 days after the end of each Fiscal Quarter, and (Y) the monthly “flash report” required by Section 5.01(g) of the Prepetition Credit Agreement shall be due within 45 days of the end of each calendar month and (ii) the affirmative covenants set forth below (each of which may be waived with the prior written consent of the Required DIP Lenders (email shall be sufficient)):

(i)  timely deliver, or cause to be delivered, to the DIP Agent and the Required DIP Lenders, the Approved Budget and Variance Reports;

(ii)  comply with the Variance Covenant;

(iii)   maintain proper books and records;

(iv) cooperate, consult with, and provide to the Required DIP Lenders or DIP Agent, all such information as required under this DIP Term Sheet or the Financing Orders or as reasonably requested by the Required DIP Lenders or DIP Agent, and permit representatives and independent contractors on behalf of the Required DIP Lenders or DIP Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants;

(v)   comply in all material respects with the Restructuring Support Agreement;

(vi) take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required or requested by the DIP Agent or Required DIP Lender to carry out the provisions of this DIP Term Sheet, the DIP Facility Documentation, or the Financing Orders;

(vii)  except to the extent contemplated by the Approved Budget or otherwise consented to by the Required DIP Lenders in writing, continue, and cause to be continued, the business of the Debtors, maintain, and cause to be maintained, the Debtors’ existence and material relationships, rights, licenses and privileges, and comply with all material contractual obligations of the Debtors;

(viii)  take, or cause to be taken, all appropriate action to comply with all laws applicable to the Debtors or the DIP Collateral and all orders, writs, injunctions, decrees and judgments applicable to any Debtor or its business or property, unless failure to comply could not reasonably be expected to be material to the Debtors’ business;

(ix) cause the Debtors’ senior management and legal and financial advisors to be available to conduct a telephonic conference at least once every calendar week at reasonable times and upon reasonable prior notice, if requested by the Required DIP Lenders or DIP Agent, to discuss the Proposed Budget, the Variance Report, the Cases, and the financial condition, performance and business affairs of the Debtors; and

(x)   comply in all material respects with their obligations under the Olive Branch Lease (as defined in the Prepetition Credit Agreement) and the MDA Loan (as defined in the Prepetition Credit Agreement) (including customary notice requirements with respect to any breach, default or other similar event thereunder).

For the avoidance of doubt, (i) any monthly financial statements provided by the Debtors hereunder shall not include all of the adjustments that are made to the quarterly financial statements provided by the Debtors (e.g., revenue recognition, warranty reserve and tax accounting), (ii) the Debtor’s revenue recognition in the quarterly financial statements hereunder will not be fully compliant with ASC 606 due to the Debtor’s system and personnel limitations, and (iii) none of the Debtor’s monthly financial statements or quarterly financial statements hereunder will be audited or include all of the disclosures required by GAAP.

Negative Covenants:

The Debtors shall not (without prior written consent of the Required DIP Lenders) cause to be done, do, permit to be done, allow to exist, or agree to do or cause to be done, (a) anything prohibited by the negative covenants set forth in Article VI of the Prepetition Credit Agreement and in each case not expressly permitted by clauses (b)(i)–(xi) below, in each case, as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis or (b) any of the following:

i.    other than liens securing indebtedness required or permitted by this DIP Term Sheet and the Financing Orders, seek to or create, incur, assume or suffer to exist any lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except (a) the Carve Out and (b) liens in connection with the Prepetition Credit Agreement;

ii.   convey, sell, lease, assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation) other than (a) in the ordinary course of business and expressly permitted by the Approved Budget and/or (b) as contemplated by the procedures for de minimis asset transactions authorized and approved by the Bankruptcy Court (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363);

iii.   create, incur, assume or permit to exist any indebtedness, other than indebtedness existing as of the Petition Date and except as otherwise set forth in the DIP Term Sheet or the Financing Orders;

iv.   amend, modify or compromise any material term or material amount owed under a material real property lease or material contract without the prior written consent of the Required DIP Lenders (including, without limitation the Olive Branch Lease and MDA Loan);

v.   incur or make any expenditure, investment, loan, or other payment without the prior written consent of the Required DIP Lenders, other than in accordance with the Approved Budget;

vi.   pay prepetition indebtedness, except as expressly provided for herein or pursuant to orders entered upon pleadings in form and substance satisfactory to the Required DIP Lenders;

vii.  create or acquire any ownership interest in any subsidiaries without the prior written consent of the Required DIP Lenders;

viii.   create or permit to exist any other claim which is pari passu with or senior to the claims of the Required DIP Lenders under the DIP Facility, except for the Carve Out and except as set forth in this DIP Term Sheet or the Financing Orders;

ix.   modify or alter (a) in any material manner the nature and type of its business or the manner in which such business is conducted or (b) its organizational documents, except as required by the Bankruptcy Court or plan of reorganization consistent with the Restructuring Support Agreement, without the prior written consent of the Required DIP Lenders;

x.   file or propose any plan of reorganization that is inconsistent with the Restructuring Support Agreement;

xi.   make any dividend, distribution, payment to any equity holders, repurchase of equity or other transfer of value to equity holders or enter into any new transactions with any direct or indirect equityholder;

xii.  entering into any key employee retention plan and incentive plan with any employees without the consent of the Required DIP Lenders; and

xiii.   assert any right of subrogation or contribution against any other Debtors until all borrowings under the DIP Facility are paid in full and the DIP Facility Commitments are terminated.

Events of Default:

“Events of Default” under the DIP Facility shall be the occurrence of any of the following without the advance written consent of the Required DIP Lenders:

i.    the Interim Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed, or modified or amended without the prior written consent of the Required DIP Lenders;

ii.   the Final Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed, modified or amended without the prior written consent of the Required DIP Lenders, or shall not have been entered within 28 days after the entry of the Interim Order; provided such time may be extended by agreement among the Borrower and the Required DIP Lenders;

iii.   the inaccuracy in any material respect of any representation or warranty of any Debtor when made or deemed made;

iv.   failure of any Debtor (a) to comply with the Variance Covenant, (b) to satisfy any Milestone, (c) to have an Approved Budget; or (d) to comply with any negative covenant or affirmative covenants or agreements in this DIP Term Sheet, the DIP Facility Documentation or with any other covenant or agreement contained in the Financing Orders in any respect;

v.   (a) any of the Chapter 11 Cases shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code; a Chapter 11 Trustee or an examiner (other than a fee examiner) with enlarged powers relating to the operation of the business of any Debtor (powers beyond those expressly set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed, (b) any other super-priority claim (other than the Carve-Out (as defined below)) or grant of any other lien (including any adequate protection lien) which is pari passu with or senior to the claims and liens of the DIP Agent or the Prepetition Term Loan Agent shall be granted in any of the Chapter 11 Cases, or (c) the filing of any pleading by any Debtor seeking or otherwise consenting to or supporting any of the matters set forth in clause (a) or clause (b) of this subsection (v);

vi.   termination of the Restructuring Support Agreement by any party thereto;

vii.  other than payments authorized by the Bankruptcy Court and which are set forth in the Approved Budget (A) in respect of accrued payroll and related expenses as of the commencement of the Chapter 11 Cases, (B) in respect of adequate protection payments set forth herein and consented to by the Required DIP Lenders or otherwise permitted under the terms of the Intercreditor Agreement (as defined below), or (C) in respect of certain critical vendors and other creditors, in each case to the extent authorized by one or more “first day” or other orders satisfactory to the Required DIP Lenders, any Debtor shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition indebtedness or payables (including without limitation, reclamation claims);

viii.   the Bankruptcy Court shall enter one or more orders during the pendency of the Chapter 11 Cases granting relief from the automatic stay to the holder or holders of any lien to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of any Debtor or the Debtors that, individually or in the aggregate, have a value in excess of $1 million without the prior written consent of the Required DIP Lenders;

ix.   the Termination Date (as defined below) shall have occurred;

x.   the Debtors’ “exclusive period” under section 1121 of the Bankruptcy Code for the filing of a plan of reorganization terminates for any reason;

xi.   any Debtor petitions the Bankruptcy Court to obtain additional financing pari passu or senior to the DIP Facility without the consent of the Required DIP Lenders (other than the Carve-Out);

xii.  failure of any Debtor to comply with the terms of the applicable DIP Order;

xiii.   the consensual use of prepetition Cash Collateral is terminated;

xiv.   (A) the Debtors engage in or support any challenge to the validity, perfection, priority, extent or enforceability of the DIP Facility or the Prepetition Loan Documents or the liens on or security interest in the assets of the Debtors securing the DIP Obligations or the Prepetition Obligations, including without limitation seeking to equitably subordinate or avoid the liens securing the such indebtedness or (B) the Debtors engage in or support any investigation or assert any claims or causes of action (or directly or indirectly support assertion of the same) against the DIP Agent, any DIP Lender, the Prepetition Term Loan Agent or any Prepetition Term Loan Lender; provided that, for the avoidance of doubt, the Debtors may respond to and facilitate diligence in connection with an investigation by any Committee;

xv.  any person shall obtain a section 506(a) judgment or similar determination with respect to the Prepetition Obligations;

xvi.   the allowance of any claim or claims under section 506(c) of the Bankruptcy Code against any of the DIP Collateral;

xvii.  the consummation of a sale of any material portion of the DIP Collateral (other than a sale in the ordinary course of business that is contemplated by the Approved Budget) without the advance written consent of the Required DIP Lenders if such sale or other transaction does not satisfy the DIP Obligations or Prepetition Senior Secured Term Loan in full in Cash;

xviii.  the confirmation of a plan of reorganization or liquidation that has not been approved, in form and substance, by the Required DIP Lenders, or any Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation, unless such plan contemplates indefeasibly paying the DIP Obligations in full, in cash on the effective date of such plan;

xix.   entry of an order by the Bankruptcy Court in favor of any statutory committee of unsecured creditors (the “Creditors’ Committee”) appointed in the Chapter 11 Cases, any ad hoc committee, or any other party in interest (i) sustaining an objection to claims of the DIP Agent or any of the DIP Lenders, (ii) avoiding any liens held by the DIP Agent or any of the DIP Lenders, (iii) sustaining an objection to claims of the Prepetition Term Loan Agent or any of the Prepetition Term Loan Lenders, or (iv) avoiding any liens held by the Prepetition Term Loan Agent or any of the Prepetition Term Loan Lenders except as otherwise agreed by the Requisite Lenders (as defined in the Prepetition Term Loan Facility) in writing; or

xx.  if (a) that certain Participation and Intercreditor Agreement dated as of October 16, 2023 (as from time to time amended and restated) (the “Intercreditor Agreement”), by and among RXR FP GP LLC, the other RXR Consortium Members (as defined in the Intercreditor Agreement) party thereto and CF Principal Investments, LLC shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against any party thereto or any holder of the liens subordinated thereby, (b) any Debtor takes any action inconsistent with the terms of the Intercreditor Agreement (other than in connection with a Plan reasonably acceptable to the Required DIP Lenders), (c) any person bound by the Intercreditor Agreement takes any action inconsistent with the terms thereof and a Debtor shall fail to promptly take commercially reasonable actions necessary to oppose such action or (d) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Intercreditor Agreement and is adverse to the interests of the Prepetition Term Loan Agent or Prepetition Term Loan Lenders.

Upon the occurrence and during the continuance of any Event of Default, upon the direction of the Required DIP Lenders, the DIP Agent shall accelerate the DIP Obligations and, thereafter, may take all or any of the following actions without further order of or application to the Bankruptcy Court, provided that in the case of the enforcement of liens or other remedies with respect to DIP Collateral pursuant to clause (ii) below, the DIP Agent (at the direction of the Required DIP Lenders) shall provide the Debtors (with a copy to counsel for the Creditors’ Committee (if any) and to the United States Trustee) with two business days’ prior written notice (the “Enforcement Notice Period”) and file such notice on the docket in the Chapter 11 Cases, during which Enforcement Notice Period any such party must file a pleading in opposition to the DIP Agent’s exercise of its rights and remedies and seek an emergency hearing prior to the conclusion of the Enforcement Notice Period and provided further, that in any hearing following such notice, the only issue that may be raised by any party in opposition to the actions proposed or available to be taken by the DIP Agent shall be whether, in fact, an Event of Default has occurred and is continuing:

i.    declare the principal of and accrued interest on the outstanding borrowings to be immediately due and payable and terminate, as applicable, any further commitments under the DIP Facility and/or terminate, as applicable, the right of the Debtors to use Cash Collateral; and

ii.   charge the default rate of interest under the DIP Facility and take any other action or exercise any other right or remedy (including without limitation, with respect to the liens in favor of the DIP Agent on behalf of the DIP Lenders) permitted under the DIP Facility Documentation or applicable law.

Unless during the Enforcement Notice Period the Bankruptcy Court determines that an Event of Default has not occurred (or that no Event of Default that has occurred is continuing), the DIP Agent (acting at the direction of the Required DIP Lenders) shall have relief from the automatic stay without further notice or order and may foreclose on all or any portion of the DIP Collateral or otherwise exercise remedies against the DIP Collateral.

The DIP Agent and DIP Lenders shall have the right of set off set forth in Section 9.09 of the Prepetition Credit Agreement as applied to this DIP Term Sheet and the DIP Facility mutatis mutanda.

Maturity/Termination Date:

Unless otherwise consented to in writing by the Required DIP Lenders, the DIP Facility and the Debtors’ right to use Cash Collateral (as applicable) shall automatically terminate (the date of such termination, the “Termination Date”) without further notice or court proceedings on the earliest to occur of:

i.    90 days after the Petition Date (the “Scheduled Maturity Date”);

ii.   the date of termination of the DIP Facility Commitment and/or acceleration of any outstanding borrowings under the DIP Facility pursuant to an Event of Default;

iii.   the first business day on which the Interim Order expires by its terms or is terminated, unless the Final Order has been entered and become effective prior thereto;

iv.   conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

v.   dismissal of any of the Chapter 11 Cases;

vi.   the closing of a sale of substantially all of the equity or assets of the Debtors or any material asset of the Debtors;

vii.  the date of repayment in cash in full by the Debtors of all DIP Obligations and termination of the DIP Facility Commitment in accordance with the terms of the DIP Facility; and

viii.   the effective date of the Debtors’ plan of reorganization confirmed in the Chapter 11 Cases.

Assignments and Participations:	The Lenders shall be permitted to assign DIP Facility Loans and DIP Facility Commitments under the DIP Facility with consent of the Required DIP Lenders and solely upon terms agreed between the Required DIP Lenders.

Adequate Protection for Prepetition Term Loan Agent and Prepetition Term Loan Lenders:

The Prepetition Term Loan Agent shall receive the following as adequate protection for the benefit of the Prepetition Term Loan Lenders:

i.    a super-priority claim under Section 507(b) of the Bankruptcy Code, with priority over all administrative expense claims and unsecured claims now existing or after arising, provided, however, that such super-priority claim shall be junior and subject to the Carve-Out, and the super-priority claim of the DIP Agent for the benefit of the DIP Lenders in respect of the DIP Facility;

ii.   a second priority, valid, enforceable, fully perfected security interest in and replacement lien on the DIP Collateral, subordinate only to (a) the liens of the DIP Agent for the benefit of the DIP Lenders in respect of the DIP Facility, (b) Permitted Liens, and (c) the Carve-Out;

iii.   payment of (a) the reasonable, documented out-of-pocket fees, costs and expenses incurred or accrued by the Prepetition Term Loan Agent (the foregoing to include all unpaid prepetition fees, costs and expenses) in connection with any and all aspects of the Debtors’ Chapter 11 Cases, and including the reasonable and documented out-of-pocket fees, costs, and expenses of the legal and financial advisors and investment bankers to the Prepetition Term Loan Agent, or other professionals, hired by or on behalf of the Requisite Lenders (as defined in the Prepetition Term Loan Facility); and (b) the reasonable and documented out-of-pocket fees, costs, and expenses incurred or accrued in connection with any and all aspects of the Debtors’ Chapter 11 Cases by those certain legal and financial advisors to the Prepetition Term Loan Lenders engaged by the Prepetition Term Loan Lenders, subject to the consent of the Required DIP Lenders.

iv.   (a) upon closing of the DIP Facility, payment of all accrued and unpaid interest and fees (if any) at the default rate then owing under the Prepetition Credit Agreement, and (b) the current payment of post-petition interest and fees at the default rate as and when due and payable under the Prepetition Credit Agreement, each of which shall be paid-in-kind notwithstanding anything to the contrary in the Prepetition Credit Agreement; provided, however, that (x) the adequate protection claims and liens described in the preceding clauses (i) and (ii) shall be granted only to the extent of any diminution in the value of any Cash Collateral or other collateral arising as a result of (A) the use, sale, or lease of Cash Collateral or other collateral, (B) the granting of priming liens to secure the DIP Facility or (C) the imposition of the automatic stay.

The foregoing adequate protection liens shall be deemed automatically perfected as of the Petition Date without further action, although if the DIP Agent or the Prepetition Term Loan Agent determine to file any financing statements, notice of liens or similar instruments, the Debtors will cooperate and assist in any such filings and the automatic stay shall be lifted to allow such filings.

Carve-Out:

Upon the occurrence of the earlier of (i) the Debtors’ receipt of notice of an Event of Default and continuance thereof and (ii) the Scheduled Maturity Date (each a “Carve-Out Event”), to the extent unencumbered funds are not available to pay administrative expenses in full, the claims and liens of the DIP Agent for the benefit of the DIP Lenders, on one hand, and the Prepetition Term Loan Agent for the benefit of the Prepetition Term Loan Lenders, on the other hand, shall be subject to payment of (a) the aggregate amount of any budgeted and unpaid fees, costs and expenses that were accrued or incurred prior to the Carve-Out Event by the professionals retained by the Debtors (collectively, the “Debtor Professionals”) and any Creditors’ Committee (together with the Debtor Professionals, the “Professionals”) payable under sections 328, 330, and 331 of the Bankruptcy Code, to the extent allowed by an order of the Bankruptcy Court, plus (b) those fees, costs and expenses incurred by the Professionals after the Carve-Out Event, payable under sections 330 and 331 of the Bankruptcy Code and subsequently allowed by order of the Bankruptcy Court (and, if applicable, in compliance with the Approved Budget), in an aggregate amount not to exceed $500,000, plus (c) all reasonable fees and expenses in an amount not to exceed $25,000 incurred by any chapter 7 trustee under Bankruptcy Code 726(b), plus (d) fees required to be paid to the Clerk of the Court and to the United States Trustee pursuant to 28 U.S.C. § 1930 (the foregoing clauses (a), (b), (c), and (d), together, the “Carve-Out”).

The foregoing Carve-Out shall not be reduced by the amount of any compensation and reimbursement of expenses paid or incurred (to the extent ultimately allowed by the Bankruptcy Court) prior to the occurrence of the carve-out date consistent with the terms of the Approved Budget; provided that following a Carve-Out Event, any amounts paid to Professionals by any means will reduce the Carve-Out on a dollar-for-dollar basis; provided further that nothing herein shall be construed to impair the ability of any party in interest to object to any of the fees, expenses, reimbursement or compensation sought by the Professionals or professionals retained by any other statutory committee appointed in the Chapter 11 Cases.

None of the Carve-Out, any Cash Collateral, the DIP Facility Loans, the DIP Collateral, or the Prepetition Collateral (as defined below) may be used to challenge the amount, validity, perfection, priority, or enforceability of, or assert any defense, counterclaim, or offset to, the DIP Facility Documentation or the Prepetition Loan Documents, or the security interests and liens securing any of the DIP Obligations or the Prepetition Term Loan, or to fund prosecution or assertion of any claims, or to otherwise litigate against the DIP Agent, any DIP Lender, the Prepetition Term Loan Agent, or any Prepetition Term Loan Lender; provided that up to $50,000 shall be made available to the Creditors’ Committee (if appointed) for investigation costs in respect of the stipulations contemplated below or otherwise set forth in the Financing Orders.

Estate Professional Fees:	Financing Orders to include language confirming that nothing in such orders or otherwise shall be construed as consent to the allowance of any fees, expenses, reimbursement or compensation sought by any professional retained by the Debtors or any Creditors’ Committee, or shall affect the right of any party in interest, including any DIP Lender or the DIP Agent, to object to the allowance and payment of any such fees, expenses, reimbursement or compensation.

Section 506(c) Waiver:	The Final Order shall include a ruling that, except to the extent of the Carve-Out, no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from any collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the Required DIP Lenders, and no such consent shall be implied from any other action, inaction, or acquiescence by the Required DIP Lenders.

No Marshaling:	The Final Order shall include a ruling that the DIP Agent, the DIP Lenders, the Prepetition Term Loan Agent, and the Prepetition Term Loan Lenders may exercise all remedies available under the DIP Facility Documentation and Prepetition Loan Documents, in a manner consistent with the Financing Orders, without any requirement first to look to exercise any of its or their rights against any particular collateral or party or to exhaust any remedies available to it or them against any particular collateral or party or to resort to any other source or means of obtaining payment of any of such obligations or to elect any other remedy. The Final Order shall include a ruling that in no event shall any of the DIP Agent, the DIP Lenders, the Prepetition Term Loan Agent or the Prepetition Term Loan Lenders be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to the collateral securing the DIP Facility Loans or the Prepetition Term Loan.

Section 552(b):

The Final Order shall include a ruling that the DIP Agent, the DIP Lenders, the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders are entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, the “equities of the case” exception under sections 552(b)(i) and (ii) of the Bankruptcy Code shall not apply to such parties with respect to the proceeds, products, rents, issues or profits of any of their collateral, and no expenses of administration of the Chapter 11 Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, may be charged against proceeds, product, offspring or profits from any of the collateral under section 552(b) of the Bankruptcy Code.

Furthermore, the Final Order shall include a ruling that the Debtors and their estates shall be deemed to have irrevocably waived and have agreed not to assert any claim or right under sections 552 or 726 of the Bankruptcy Code to avoid the imposition of the liens of the DIP Agent, the DIP Lenders, the Prepetition Term Loan Agent or the Prepetition Term Loan Lenders on any property acquired by any of the Debtors or any of their estates or to seek to surcharge any costs or expenses incurred in connection with the preservation, protection or enhancement of, or realization by, the DIP Agent, the DIP Lenders, the Prepetition Term Loan Agent or the Prepetition Term Loan Lenders upon the DIP Collateral or the Prepetition Collateral, as applicable.

No Priming or Pari Passu Liens:	No order shall be entered authorizing or approving any liens or encumbrances on the DIP Collateral or the Prepetition Collateral, as applicable, senior to or pari passu with the liens of the Prepetition Term Loan Agent for the benefit of the Prepetition Term Loan Lenders, or the DIP Agent for the benefit of the DIP Lenders other than as otherwise contemplated herein.

Acknowledgement/Stipulations:	Valid and binding upon entry of an interim Financing Order, the Debtors shall stipulate and acknowledge (i) to the amount, validity, priority and enforceability of the Obligations (as defined in the Prepetition Credit Agreement) under the Prepetition Loan Documents, (ii) that the Prepetition Term Loan Agent for the benefit of the Prepetition Term Loan Lenders has a valid, enforceable and fully perfected first priority lien in all of the collateral under the Prepetition Loan Documents (the “Prepetition Collateral”), including Cash Collateral, and all proceeds thereof, subject only to the DIP Liens, the Permitted Liens, and the Carve-Out, and (iii) that the Prepetition Collateral is declining in value on a daily basis as the result of the Debtors’ business operations, including current levels of resource extraction, capital expenditure, and cash flow. The Debtors shall provide a full release to the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders (and their related parties and affiliates), which would not bind the Creditors’ Committee or other party in interest until the expiration of the period described in the paragraph below titled “Challenge Period”.

Challenge Period:

The Financing Orders shall establish a deadline that (i) in the case of a Creditors’ Committee, is no earlier than 45 days after the appointment of such committee, but in any event is within 75 days of the Petition Date, or (ii) in the case of any other party in interest, is within 75 days of the Petition Date, by which any Creditors’ Committee, or any creditor or other party-in-interest (in any case, which has obtained the requisite standing) must commence an adversary proceeding, if at all, against the Prepetition Term Loan Agent or the Prepetition Term Loan Lenders for the purpose of challenging the validity, extent, priority, perfection and enforceability of the prepetition secured debt under the Prepetition Credit Agreement or the other Prepetition Loan Documents, or the liens, claims and security interests in the Prepetition Collateral in favor of the Prepetition Term Loan Agent or the Prepetition Term Loan Lenders or otherwise asserting any claims or causes of action against the Prepetition Term Loan Agent or such Prepetition Term Loan Lenders on behalf of the Debtors’ estates; provided, however, that nothing contained in this DIP Term Sheet, the DIP Facility Documentation or the Financing Orders shall be deemed to confer standing on any Creditors’ Committee or any other party in interest to commence such an adversary proceeding. If such an adversary proceeding is not commenced within such period, then the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders shall automatically receive full waivers and releases provided in the Financing Orders and the liens of the Prepetition Term Loan Agent on behalf of the Prepetition Term Loan Lenders shall be valid, perfected, enforceable and unavoidable without any further action by the Prepetition Term Loan Agent or Prepetition Term Loan Lenders under the terms of the Financing Orders.

None of the Carve-Out, any Cash Collateral, the DIP Facility Loans, the DIP Collateral or the Prepetition Collateral, may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to the Prepetition Loan Documents, or the security interests and liens securing any of the Prepetition Obligations, or to fund prosecution or assertion of any claims, or to otherwise litigate against the Prepetition Term Loan Agent or any Prepetition Term Loan Lender; provided that up to $50,000 shall be made available to the Creditors’ Committee (if appointed) for investigation costs in respect of the stipulations contemplated below or otherwise set forth in the Financing Orders.

Expenses:	The reasonable, documented out-of-pocket fees, costs and expenses incurred by the DIP Agent (the foregoing to include all unpaid prepetition fees, costs and expenses incurred by the DIP Agent in connection with the DIP Facility) in connection with any and all aspects of the Debtors’ Cases, including, without limitation, the DIP Agent’s fee of $25,000 and the reasonable and documented out-of-pocket fees and expenses of Troutman Pepper Hamilton Sanders LLP as counsel to the DIP Agent, and the reasonable and documented out-of-pocket fees and expenses of Sidley Austin LLP and Gibson Dunn & Crutcher LLP, as co-counsels to the Required DIP Lenders and other professionals, hired by or on behalf of the Required DIP Lenders, shall, subject to the terms of the Financing Orders, be payable by the Debtors under the DIP Facility on a bi-weekly basis, promptly upon submission by such professional of a summary invoice setting forth such fees, costs and expenses.

Indemnification:	The Debtors shall indemnify and hold harmless the DIP Agent, the Prepetition Term Loan Agent, and the DIP Lenders and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the transactions contemplated hereby (the “Indemnified Liabilities”). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Debtors, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Governing Law:	The laws of the State of New York (excluding the laws applicable to conflicts or choice of law), except as governed by the Bankruptcy Code.

Schedule 1

Guarantors

1.	View Operating Corporation

2.	Iotium, Inc.

Schedule 2

DIP Lender Commitments